EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement"), executed the 19th day of September, 2005, is entered into by and between D. Scott Olivet ("Employee") and Oakley, Inc., a Washington corporation (the "Company").

The parties agree as follows:

1.                  Employment.

(a)                The Employee shall begin employment with the Company on September 19, 2005 (the "Effective Date").

(b)               The Company does hereby employ, engage and hire Employee as (i) from the Effective Date through the CEO Start Date (as defined below), an employee of the Company with responsibility to consult from time to time with the Chairman of the Company and members of senior management and (ii) from and after the CEO Start Date, as the Chief Executive Officer of the Company (the "CEO"), and Employee does hereby accept and agree to such hiring, engagement and employment.  In his capacity as the CEO, Employee shall have such executive and managerial authority, powers and duties with respect to the Company as shall be commensurate with the position and such other authority, powers and duties as may be from time to time reasonably assigned to him by the Board of Directors of the Company (the "Board") as a whole or by its Chairman.  Except for sick leave, reasonable vacations and excused leaves of absence, Employee shall, throughout his period of employment subsequent to the CEO Start Date, devote substantially all his working time, attention, knowledge and skills to the performance of such duties in furtherance of the business of the Company.  The "CEO Start Date" shall mean the earlier of November 1, 2005, and the date on which Employee notifies the Company that he is prepared to assume the responsibilities of CEO and abide by this Section 1(b).

(c)                The Employee shall be appointed to the Board upon the CEO Start Date.  For so long as Employee remains employed as the CEO, the Nominating Committee of the Board shall recommend that Employee continue to be nominated for election to the Board for succeeding terms that commence during the Term of this Agreement, subject to election by the shareholders of the Company.

2.                  Term of Agreement.  The term (the "Term") of employment under this Agreement shall begin on the Effective Date and continue through December 31, 2010, unless otherwise provided herein.  The Term shall be automatically extended for successive additional one (1) year periods unless either party gives the other written notice of nonextension at least ninety (90) days prior to the end of the then Term.  A notice of nonextension by the Company shall be treated as a termination without Cause by the Company as of the end of the then Term.

3.                  Compensation.

(a)                Base Salary.  The Company shall pay Employee an annual base salary at the rate of $600,000 per year, payable in equal biweekly installments or at such other times as Employee and the Company shall agree.  Employee's base salary may be increased (but not decreased) as determined by the Compensation and Stock Option Committee of the Board (the "Compensation Committee") in its sole and absolute discretion from time to time (such amount, as I may be increased, "Base Salary").

(b)               Bonus.

i)                    Signing Bonus.  Employee shall be entitled to receive a signing bonus in an amount equal to $350,000 on the CEO Start Date.

ii)                   Annual Performance Bonus.

(1)               Employee shall be eligible to receive an annual performance bonus with respect to each calendar year commencing after the Effective Date, in an amount equal to a percentage of Employee's annual base salary with a target bonus equal to 75% of Employee's annual base Salary (the "Target Bonus"), based on pre-established financial goals of the Company determined annually by the Compensation Committee.  In recent years, the Compensation Committee has determined to pay Company executives bonuses in excess of the target bonus for performance above budget.  The annual performance bonus shall be payable as soon as administratively practicable following the public release of preliminary financial information for the applicable calendar year, or such earlier date as may be required to avoid imposition of the increase in tax described in Internal Revenue Code Section 409A(a)(1)(B)(i)(II).  The Compensation Committee, in its sole and absolute discretion, may provide for bonus potential in addition to this annual performance bonus.

(2)               For the 2005 calendar year, Employee shall be entitled to receive a total annual performance bonus of $75,000, payable at such time as the Company's other executive officers are paid performance bonuses for 2005, provided Employee commences employment as the CEO on or before November 1, 2005.

(c)                Equity Compensation.

i)                    Stock Options.  On the Effective Date, the Company shall grant Employee an option to purchase 400,000 shares of the Company's common stock (the "Grant"), at an exercise price equal to the fair market value of the Company's common stock on the Effective Date.  The options subject to the Grant shall vest and become exercisable in equal 20% installments on each of the first five anniversaries of the Effective Date (subject to the provisions of Section 4 of this Agreement).  The Grant shall be subject to such terms and conditions as are determined by the Compensation Committee, consistent with the Company's Amended and Restated 1995 Stock Incentive Plan, as amended (the "Stock Incentive Plan"), as provided in the form of Stock Option Agreement annexed hereto as Exhibit A.  The term of the options subject to the Grant shall be ten years from the date of grant.

ii)                   Restricted Stock.  On the Effective Date, the Company shall grant Employee:

(1)               75,000 shares of Restricted Stock of the Company, which shall vest and become nonforfeitable in equal 20% installments on each of the first five anniversaries of the Effective Date (subject to the provisions of Section 4 of this Agreement); and

(2)               75,000 shares of Restricted Stock of the Company, which shall vest and become nonforfeitable upon the fifth anniversary of the Effective Date (provided Employee has not had a termination of employment prior to such date), provided, however, that if in any calendar year commencing after calendar year 2005, and during the Term, the Company shall record earnings per share growth of at least 15% versus the prior calendar year, then 25% of the grant of Restricted Stock made to Employee pursuant to this Section 3(c)(ii)(2) shall become vested ("Performance Acceleration") as of the first business day following the issuance of the financials for such year (subject to the provisions of Section 4 of this Agreement); and

(3)               the Restricted Stock grants made pursuant to Sections 3 (c)(ii)(1) and (2) shall be subject to any other terms and conditions as are determined by the Compensation Committee, consistent with the Stock Incentive Plan, as provided in the form of Restricted Stock Agreement annexed hereto as Exhibit B.

iii)                 Future Grants.  The Compensation Committee shall review its annual equity award policy and in its sole and absolute discretion may make such additional future grants of equity compensation as it deems appropriate.

(d)               Fringe Benefits.  Employee shall be entitled to:

i)                    an automobile allowance of $1,000 per month;

ii)                   reimbursement for the following documented expenses:  (x) the reasonable direct cost to Employee of moving his personal effects (including art) from his principal residence in or near Portland, Oregon and storage in San Francisco, California, including in all cases packing and unpacking, and trailering of his automobiles; (y) temporary living expenses, rental car costs and commuting expenses in each case for up to 90 days, and (z)  selling commissions and direct costs to Employee of selling his owned home in San Francisco, California and of buying a new residence within commuting distance of the Company's headquarters, in an amount not to exceed $100,000 in the aggregate for this clause (z) and with full tax gross up of the amounts in this subsection (ii) to the extent necessary so Employee will have no after tax cost for such reimbursement; and

iii)                 participate in any fringe and other benefit programs adopted from time to time by the Company for the benefit of its senior executives, including, but not limited to vacation, 401(k) plan, medical/dental, disability and life insurance benefits consistent with those provided to similarly situated executive officers of the Company.

(e)                The Company shall make such deductions and withhold such amounts from each payment made to Employee under this Agreement as may be required from time to time by law, governmental regulation and/or order.

4.                  Termination of Employment.

(a)                Termination Generally.  If Employee's employment with the Company is terminated, Employee will be entitled to benefits as set forth below.  The employment may be terminated by either party at any time with or without Cause and with or without Good Reason.  In all cases Employee will receive, without duplication of other provisions of this Agreement, accrued amounts, including unpaid Base Salary, accrued vacation in accordance with Company policy, unpaid expense reimbursement, unpaid bonuses earned for completed prior years, rights under benefit, fringe and equity plans consistent with Company practice and the terms of those plans and Employee's then existing rights to indemnification and directors and officers liability insurance coverage.

i)                    Death.  If Employee dies while employed by the Company, his employment shall immediately terminate, the Company's obligation to pay Employee's base salary and bonus shall cease as of the date of death, and Employee's beneficiaries or his estate shall receive benefits in accordance with any Company plans then in effect.

ii)                   Disability.  If as a result of Employee's incapacity due to physical or mental illness ("Disability"), Employee shall have been absent from the full-time performance of his duties with the Company for six consecutive months, the Company may, upon 30 days' notice to Employee while he is still so Disabled, and subject to any applicable federal or state disability or leave laws, terminate Employee's employment and Employee shall be entitled to receive benefits in accordance with any Company plans then in effect.

iii)                 Termination for Cause.  The Company shall have the right to terminate Employee's employment for Cause by giving Employee written notice of the effective date of such termination.  For purposes of this Agreement, "Cause" shall mean (1) the willful and continued failure by Employee to substantially perform his duties with the Company (other than by reason of the Employee's physical or mental incapacity) after written notice of such failure is given to Employee by the Company), (2) the willful engaging by Employee in misconduct with regard to the Company or in the performance of his duties (including, but not limited to a material violation of any material policies or procedures of the Company) that is demonstrably and materially injurious to the Company, monetarily or otherwise, (3) Employee's conviction of, or entry of a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, (4) the commission by Employee of any act of theft, embezzlement or fraud in connection with his employment with the Company, (5) Employee's material breach of any of the material terms of this Agreement or any other material agreement that he now has or later has with the Company and/or any of its subsidiaries or affiliates, which breach is not cured within 15 days after the giving of written notice thereof or is not capable of cure, and (6) Employee's knowing appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing from anyone other than the Company any personal profit without the Company's consent in connection with any transaction entered into on behalf of the Company.  If the Company terminates Employee's employment for Cause, the Company shall have no further obligation under this Agreement from and after the date of termination, except as provided above.

iv)                 Voluntary Termination by Employee.  In the event that Employee's employment with the Company is voluntarily terminated by Employee other than for Good Reason, the Company shall have no further obligation under this Agreement from and after the date of termination except as provided above.  For purposes of this Agreement, "Good Reason" shall mean (1) diminution in Employee's title; (2) material diminution in Employee's duties, power or authority that is not cured by the Company within fifteen (15) days of the giving of written notice thereof; (3) so long as Jim Jannard or his family or entities owned by them owns 35% or more of the outstanding voting stock of the Company failure to elect or reelect Employee to the Board or removal therefrom; (4) failure within fifteen (15) days after written notice to pay Employee any amounts due hereunder; (5) relocation of Employee from the Company's executive offices or relocation of such offices 50 miles or more further away from Employee's principle residence at such time; (6) failure of a successor to the Company to delivery an assumption agreement to Employee within fifteen (15) days after written notice; and (7) a material breach by the Company of this Agreement that is not cured within fifteen (15) days of the giving of written notice thereof.

v)                  Other Termination.  If Employee's employment is terminated (i) by the Company for any reason other than Employee's death or Disability or for Cause or (ii) by Employee for Good Reason, the Company shall pay Employee (in consideration for Employee's execution of a unilateral release of all known or unknown claims against the Company as of the date of such termination that is in the form annexed hereto as Exhibit C, with such changes reasonably made by the Company thereto as may be necessary or appropriate to make the release legally enforceable or, without adding any significant burdens on employee, to address the specific circumstances of such termination of employment):

(1)               an amount equal to eighteen months (the "Severance Period") of the Employee's Base Salary as of the date of such termination, payable in biweekly installments over the Severance Period as if the Employee had remained in the Company's employ during the Severance Period;

(2)               an amount equal to any accrued but unpaid annual performance bonus attributable to the calendar year ended immediately prior to the calendar year in which the termination occurred (payable on the date such bonus would otherwise have been paid had the Employee remained in the Company's employ);

(3)               an amount equal to the pro rata portion of the annual performance bonus (pro rated for the Stub Period, as defined below), if any, payable for the calendar year in which the termination occurred, based on actual results through the last calendar quarter ended prior to the date of termination (the "Stub Period") compared to the financial target related to such bonus for such period (the "Stub Period Bonus") payable as soon as administratively practicable following determination of such amount by the Compensation Committee; and

(4)               an amount equal to the Target Bonus divided by 12 and multiplied by 18 minus the number of months in the Stub Period (the "Severance Bonus Period"), payable in equal monthly installments over the Severance Bonus Period.

Notwithstanding the foregoing, the schedule of payments made pursuant the terms of this Section 4(a)(v) shall be modified by the Company as may be required to avoid imposition of the increase in tax described in Section 409A(a)(1)(B)(i)(II) without the imposition of the six month waiting period described in Section 409A(a)(2)(B)(i), provided, however, that such modification (i) shall not increase the length of the period over which such benefits shall be paid and (ii) shall be made in such a manner so as to avoid the imposition of a significant financial hardship on Executive.

Provided Employee timely elects to receive continuation of benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for himself and his dependents with respect to any of the Company's medical or dental plans, the Company shall provide medical benefits by paying such COBRA premiums for the earlier to occur of (i) 18 months following Employee's termination of employment or (ii) until such time as Employee and his dependents no longer elect to receive such COBRA coverage.

(b)               Acceleration of Stock Options and Restricted Stock.  If Employee's employment is terminated by the Company without Cause or by Employee for Good Reason, the vesting of that portion of Employee's stock options and Restricted Stock that are outstanding as of the date of Employee's termination, if any, which would have vested within twelve months after the date of Employee's termination shall be accelerated and all stock options shall remain exerciseable for one (1) year after such termination, provided that the Restricted Stock granted pursuant to Section 3(c)(ii)(1) shall fully vest on any such termination.  If Employee's employment is terminated due to Employee's death or Disability, by Employee without Good Reason, or by the Company for Cause, the unvested portion of Employee's stock options and Restricted Stock that are outstanding as of the date of Employee's termination, if any, shall terminate upon such termination of employment.  In addition, upon a termination of employment by the Company other than for Cause, death or Disability, or by Employee with Good Reason, in connection with or within 24 months following the consummation of a Change in Control (as defined in the Company Executive Severance Plan), all unvested stock option and Restricted Stock grants shall become immediately vested and, in the case of stock options, exercisable and all stock options shall remain exerciseable for one (1) year after such termination.

i)                    Performance Acceleration.  With regard to restricted stock granted pursuant to Section 3(c)(ii)(2) of this Agreement, (A) if Employee's employment is terminated by the Company without Cause or by Employee for Good Reason,  (B) the date of such termination is on or after July 1 of any fiscal year and (C) at the end of the calendar year in which such termination occurred the Company has met the requirements for Performance Acceleration, then those shares of Employee's Restricted Stock that are subject to the Performance Acceleration for such calendar year shall become vested on the date that the Compensation Committee confirmed that the Performance Acceleration criteria was met, with the exact number of restricted shares vesting being based pro rata on the number of days Employee was employed by the Company in such calendar year; provided, however, that there shall be no duplication of vesting under the terms of this Agreement.

(c)                Excise Tax Gross Up.  Payment to Executive of the amount or amounts specified in Exhibit D, at such time or times as specified in Exhibit D, as an excise tax Gross-Up Payment as provided in Exhibit D.  In connection with this, the Company and Executive agree to the provisions of Exhibit D, which are incorporated herein by this reference.

5.                  Assignment of Intellectual Property Rights.

(a)                Definition of "Inventions".  As used herein, the term "Inventions" shall mean all inventions, discoveries, improvements, original works of authorship, trade secrets, formulas, techniques, data, programs, systems, specifications, documentation, algorithms, flow charts, logic diagrams, source codes, object codes, processes, and other technical, business, product, marketing or financial information, plans, or other subject matter pertaining to the Company or any of its customers, consultants or licensees, whether or not patented, tested, reduced to practice, or subject to patent, trademark, copyright, trade secret, mask work or other forms of protection (including all rights to obtain, register, perfect, renew, extend, continue, divide and enforce these proprietary interests),  which are made, created, authored, conceived, modified, enhanced or reduced to practice by Employee, either alone or jointly with others, during the period of employment with the Company, whether or not during normal working hours, which (A) relate to the actual or anticipated business, activities, research, or investigations of the Company or (B) result from or is suggested by work performed by Employee for the Company (whether or not made or conceived during normal working hours or on the premises of the Company), or (C) which result, to any extent, from use of the Company's time, material, proprietary information, premises or property; provided that the term "Inventions" shall not be deemed to include those inventions, if any, listed on the Schedule A attached to this Agreement, which is incorporated by reference and which Employee represents and warrants contains no confidential information of third parties.

(b)               Work for Hire.  Employee expressly acknowledges that all copyrightable aspects of the Inventions are to be considered "works made for hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"), and that the Company is to be the "author" within the meaning of such Act for all purposes.  All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, shall be owned exclusively by the Company as of its creation, and Employee hereby expressly disclaims any and all interest in any of such copyrightable works and waives any right of droit morale or similar rights.

(c)                Assignment.  Employee acknowledges and agrees that all Inventions constitute trade secrets of the Company and shall be the sole property of the Company or any other entity designated by the Company.  Employee hereby conveys and irrevocably assigns to the Company, without further consideration, all his right, title and interest in and to, and all claims for past infringement of, all Inventions, including, with respect to any of the foregoing, all rights of copyright, patent, trademark, trade secret, mask work, and any and all other proprietary rights therein, the right to modify and create derivative works, the right to invoke the benefit of any priority under any international convention, and all rights to register and renew same.  This assignment is intended to and does extend to Inventions which have not yet been created.  No rights are hereby conveyed in Inventions, if any, made by Employee prior to his employment with the Company which are identified in the attached Schedule A.  Notwithstanding the foregoing, (i) this Agreement does not apply to any Invention that Employee developed entirely on his own time without using the Company's equipment, supplies, facilities, or proprietary information except for those Inventions that either relate at the time of conception or reduction to practice of the Invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or result from any work performed by Employee for the Company, and (ii) Employee understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies under the provisions of California Labor Code Section 2870 set forth in Schedule B.  Employee agrees to identify all Inventions made by Employee that Employee believes meet the criteria of California Labor Code Section 2870 and are not otherwise disclosed on Schedule A to the Company in confidence to permit a determination as to whether or not the Inventions are the property of the Company, and Employee agrees to disclose all information the Company reasonably requests about Inventions, including those Employee contends qualify under this exception to his duty to assign Inventions.

(d)               Proprietary Notices; No Filings; Waiver of Moral Rights.  Employee acknowledges that all Inventions shall, at the sole option of the Company, bear the Company's patent, copyright, trademark, trade secret, and mask work notices.

Employee agrees not to file any patent, copyright, or trademark applications relating to any Invention, except with prior written consent of an authorized representative of the Company (other than Employee).

Employee hereby expressly disclaims any and all interest in any Inventions and waives any right of droit morale or similar rights, such as rights of integrity or the right to be attributed as the creator of the Invention.

(e)                Further Assurances.  Employee agrees to assist the Company, or any party designated by the Company, promptly on the Company's reasonable request and at Company expense, whether before or after the termination of employment, however such termination may occur, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company's rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by the Company, including, by way of illustration and not limitation:

i)                    Executing assignments, applications, and other documents and instruments in connection with (A) obtaining patents, copyrights, trademarks, mask works, or other proprietary protections for the Inventions and (B) confirming the assignment to the Company of all right, title, and interest in the Inventions or otherwise establishing the Company's exclusive ownership rights therein.

ii)                   Cooperating in the prosecution of patent, copyright, trademark and mask work applications, as well as in the enforcement of the Company's rights in the Inventions, including, but not limited to, testifying in court or before any patent, copyright, trademark or mask work registry office or any other administrative body.

Employee shall be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, if such assistance is requested by the Company after the termination of Employee's employment.  In addition, to the extent that, after the termination of employment for whatever reason, Employee's technical expertise shall be required in connection with the fulfillment of the aforementioned obligations, the Company shall compensate Employee at a reasonable rate for the time actually spent by Employee at the Company's request rendering such assistance.

(f)                 Power of Attorney.  Employee hereby irrevocably appoints the Company to be his Attorney-In-Fact to execute any document and to take any action in his name and on his behalf and to generally use his name for the purpose of giving to the Company the full benefit of the assignment provisions set forth above.

(g)                Disclosure of Inventions.  Employee shall make full and prompt disclosure to the Company of all Inventions subject to assignment to the Company and all information relating thereto in Employee's possession or under his control as to possible applications and use thereof.

6.                  Representations.

Employee represents, warrants, and covenants that he:

(a)                will not, in the course of employment, knowingly infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

(b)               is not a party to any agreements with third parties (including, without limitation, any noncompetition agreements) which will impair or prevent him from fulfilling the terms of employment and the obligations of this Agreement, other than Executive's agreement with his former employer regarding confidentiality and nonsolicitation of employees from his former employer under the agreements previously provided to counsel to the Company;

(c)                does not have in his possession any confidential or proprietary information or documents belonging to others (other than that relating to a pending litigation for his former employer) and has not disclosed and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others;

(d)               agrees to respect any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions, or discoveries which are the property of those prior employers or others, as the case may be; and

(e)                has never been convicted of, or entered into a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude.

Employee has supplied or shall promptly supply to the Company or its counsel a copy of each written agreement to which Employee is subject (other than any agreement to which the Company is a party) which includes any obligation of confidentiality, assignment of Inventions, non-competition or non-solicitation.

7.                  Non-Disclosure of Confidential Information, Exclusive Services and Non-Solicitation.

(a)                Confidentiality.  Employee acknowledges that in his employment hereunder he will occupy a position of trust and confidence.  Employee shall not, except as may be required in the normal course of business to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Employee's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries or affiliates.  "Confidential Information" shall mean information about the Company, its subsidiaries or affiliates, or their respective clients and customers, that is not disclosed by the Company for financial reporting purposes and that was learned by Employee in the course of his employment by the Company, its subsidiaries or affiliates (or during any period in which Employee performed services for or on behalf of the Company), including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, its subsidiaries or affiliates, and that such information gives the Company a competitive advantage.

The Employee agrees to (i) deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries or affiliates, or prepared by the Employee during the term of his employment by the Company, its subsidiaries or affiliates, and (B) all notebooks and other data relating to research or experiments or other work conducted by Employee in the scope of employment or any Inventions made, created, authored, conceived, or reduced to practice by Employee, either alone or jointly with others, and (ii) make full disclosure relating to any Inventions.  The parties acknowledge that Employee's rolodex and address books are not covered by this paragraph.

If Employee would like to keep certain property, such as material relating to professional societies or other non-confidential material, upon the termination of employment with the Company, he agrees to discuss such issues with the Company.  Where such a request does not put Confidential Information of the Company at risk, the Company will customarily grant the request.

(b)               Exclusive Services.  During the Term of this Agreement, and for so long as Employee is otherwise employed by the Company or its subsidiaries or affiliates, Employee shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company, its subsidiaries or affiliates, including without limitation any entity engaged in the design, manufacture and/or distribution of eyewear (each such competitor a "Competitor of the Company"); provided, however, that the "beneficial ownership" by Employee, either individually or as a member of a "group," as such terms are used in Regulation 13D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement.  Employee and the Company acknowledge and agree that the business of the Company is global in nature, and that the terms set forth herein shall apply on a worldwide basis.  The foregoing shall not apply to Employee's participation in a pending litigation involving his former employer.

(c)                Non-Solicitation of Customers and Suppliers.  During the Term of this Agreement, for so long as Employee is otherwise employed by the Company or its subsidiaries or affiliates, and for a period of eighteen (18) months thereafter, Employee shall not, directly or indirectly, use trade secrets or confidential or proprietary information of the Company or any of its subsidiaries or affiliates to influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any Competitor of the Company.

(d)               Non-Solicitation of Employees.  Employee recognizes that he possesses and will possess confidential information about other employees of the Company, its subsidiaries and affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries and affiliates.  Employee recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries or affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company, its subsidiaries and affiliates.  Employee agrees that, during the Term of this Agreement, for so long as Employee is otherwise employed by the Company or its subsidiaries or affiliates, and for a period of eighteen (18) months thereafter, he will not, directly or indirectly, use trade secrets or confidential or proprietary information of the Company or any of its subsidiaries or affiliates to disrupt, damage, impair or interfere with the business of the Company and/or any of its subsidiaries or affiliates, whether by way of interfering with or raiding their employees, disrupting their relationships with any prospective or current customers, or otherwise.  Nor shall Employee during the same period either directly or indirectly solicit, induce, recruit, or encourage to leave the employment of the Company and/or any of its subsidiaries or affiliates (other than in the performance of his duties for the Company) for any reason and/or to perform work for a Competitor of the Company and/or a competitor of any of the Company's subsidiaries or affiliates (as an employee, independent contractor, or otherwise) (such conduct is collectively referred to as "solicitation") any person who is then employed by the Company and/or any of its subsidiaries or affiliates or who left the employ of the Company and/or any of its subsidiaries or affiliates less than six (6) months prior to the solicitation.  Nor shall Employee during the same period disclose any confidential information or trade secrets about other employees of the Company and/or any of its subsidiaries or affiliates to any other person, for purposes of solicitation or otherwise.  The foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference upon request.

(e)                Injunctive Relief.  It is expressly agreed that the Company will or would suffer irreparable injury if Employee were to breach any of the provisions of this Section 7 and that the Company would by reason of any such breach be entitled to injunctive relief in a court of appropriate jurisdiction without the need to post a bond or other security and without the need to demonstrate special damages.  The aforementioned injunctive relief is and shall be in addition to any other remedies that may be available to the Company and/or its subsidiaries or affiliates under this Agreement or otherwise.

(f)                 Survival of Provisions.  The obligations contained in this Section 7 shall survive the termination or expiration of Employee's employment with the Company and shall be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(g)                No Additional Obligations of Employee Excused.  All of the provisions of this Section 7 are in addition to any other written agreements on the subjects covered herein that Employee may have with the Company and/or any of its subsidiaries or affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

8.                  Cooperation in Third-Party Disputes.  Employee shall reasonably cooperate with the Company and/or its subsidiaries or affiliates and each of their respective attorneys or other legal representatives (collectively referred to as "Attorneys") in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company and/or any of its subsidiaries or affiliates by any third party related to the period of Employee's employment with the Company.  Employee's duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company's and/or its subsidiaries' or affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee's knowledge of the matters at issue and recollection of events; (b) appearing at the Company's and/or its subsidiaries' or affiliates' and/or their Attorneys' request (and, to the extent reasonably possible, at a time convenient to Employee that does not conflict with the needs or requirements of Employee's then-current employer) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Employee's knowledge of the matters at issue; and (c) signing at the Company's and/or its subsidiaries' or affiliates' and/or their Attorneys' request declarations or affidavits that truthfully state the matters of which Employee has knowledge.  The Company shall promptly reimburse Employee for Employee's actual and reasonable travel or other out-of-pocket expenses that Employee may incur in cooperating with the Company and/or its subsidiaries or affiliates and/or their Attorneys pursuant to this Section.  The provisions of this Section are in addition to any other written agreements on this subject that Employee may have with the Company and/or its subsidiaries or affiliates and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

9.                  Non-Disparagement.  During Employee's employment with the Company and for two (2) years thereafter, Employee agrees not to, and the Company shall cause the officers and directors of the Company not to, in either case with intent to damage the other, make any public or private communications that could reflect negatively on, respectively, Employee or the Company and/or any of its subsidiaries or affiliates and/or their businesses, or past, present or future officers, directors or employees.  The foregoing shall not apply to truthful testimony, enforcement of a party's legal rights or normal competitive statements not based on Employee's service with the Company.  The provisions of this Section are in addition to any other written agreements on this subject that Employee may have with the Company and/or any of its subsidiaries or affiliates, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

10.              Arbitration of Disputes.  Except as is necessary for Employee and the Company to preserve their respective rights under this Agreement by seeking necessary equitable relief (including, but not limited to, the Company's rights under Section 7 of this Agreement) from a court of competent jurisdiction, the Company and Employee agree that any and all disputes based upon, relating to or arising out of this Agreement, Employee's employment relationship with the Company and/or the termination of that relationship, and/or any other dispute by and between the Company and Employee, including any and all claims Employee may at any time attempt to assert against the Company, shall be submitted to binding arbitration in California, pursuant to the American Arbitration Association's ("AAA") National Rules for the Resolution of Employment Disputes (the "Rules"), provided that the arbitrator shall allow for discovery sufficient to adequately arbitrate any statutory claims, including access to essential documents and witnesses, and otherwise in accordance with California Code of Civil Procedure § 1283.05, and provided further that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law.  The Company shall pay the costs of the AAA and the arbitrator and each party shall pay its own costs and attorneys' fees, if any; provided, however, that the arbitrator may award reasonable attorneys' fees to the prevailing party, consistent with applicable law, provided that such legal fees may not be in excess of one (1) percent of the paying party's net worth.  In any event, the Company shall pay any expenses that Employee would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including the arbitrator's fee, any administrative fee and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced.  The Company and Employee further agree that any hearing must be transcribed by a certified shorthand reporter, and that the arbitrator shall issue a written decision and award supported by essential findings of fact and conclusions of law in order to facilitate judicial review.  Said award and decision shall be issued within thirty (30) days of the completion of the arbitration.  Judgment in a court of competent jurisdiction may be had on said decision and award of the arbitrator.  For these purposes, the parties agree to submit to the jurisdiction of the state and federal courts located in Orange County, California.

11.              Interpretation.  Employee understands that this Agreement is deemed to have been drafted jointly by the parties.  Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

12.              Headings.  Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

13.              Survival of Provisions.  Subject to Section 4(c) of this Agreement, the rights and obligations contained in Sections 4 through 23, inclusive, of this Agreement shall survive the termination or expiration of this Agreement or of Employee's employment with the Company, and shall be fully enforceable thereafter.  Further, subject to Section 4(c) of this Agreement, all other rights and obligations of the parties hereto, other than those applicable by their express terms only during the Term of this Agreement, shall survive any termination or expiration of this Agreement or of Employee's employment with the Company, and shall be fully enforceable thereafter.

14.              Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to Company:            Oakley, Inc.
One Icon
Foothill Ranch, California  92610
Attention:  Chairman of the Board

If to Employee, at the last address of the Employee on the books of the Company.

Either party may change such party's address for notices by notice duly given pursuant hereto.

15.              Entire Agreement; Amendment.  This Agreement represents the entire agreement and understanding between the parties and, except as expressly stated in this Agreement, supersedes any prior agreement, understanding or negotiations respecting such subject.  No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Employee and a duly authorized director of the Company.

16.              Indemnification.

(a)                The Company shall indemnify and hold Employee harmless with respect to actions or inactions taken by an officer or director to the fullest extent permitted by law.  Employee shall be entitled to enter into an indemnification agreement in the same form the Company has entered into with its other officers and directors.

(b)               The Company shall during and after Employee's employment, while liability for actions or inactions as an officer or director exists, continue to cover Employee under directors and officers liability insurance to the same extent as it covers its other officers and directors.

17.              No Mitigation; No Offset.  Employee shall not be required in any way to mitigate the amount of any payment provided for in this Agreement, and such payments shall not be subject to offset against compensation earned as the result of employment with another employer.  In addition, except as otherwise provided in Section 4(a)(i), nothing contained herein shall be construed to limit in any way Employee's rights or interests in or to accrued vacation, qualified or nonqualified compensatory arrangements in accordance with the terms thereof (including the Company's 401(k) plan and deferred compensation plan) or any other employee benefit vested on Employee's date of termination.

18.              Assignment; Successors.  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder and shall promptly deliver to Employee a written assumption thereof.

19.              Governing Law.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California.

20.              Waiver; Modification.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

21.              Severability.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

22.              Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23.              Legal Fees.  The Company shall pay the reasonable legal fees incurred by Employee in connection with this Agreement, in an amount not to exceed $25,000.00.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has hereunto signed this Agreement, as of the date referred to above.

OAKLEY, INC.

By:
Its:
D. Scott Olivet

Schedule A

List of Inventions

If none, initial here:

Otherwise, list inventions below:

Schedule B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

(a)      Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)         Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)         Result from any work performed by the employee for the employer.

(b)        To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

Exhibit A - Form of Stock Option Agreement

Exhibit B - Form of Restricted Stock Agreement

Exhibit C - Form of Severance Agreement and Release

Exhibit D - Excise Tax Gross Up

I.                                            Subject to the following provisions of this Exhibit D, but otherwise anything in this Agreement to the contrary notwithstanding, in the event that the Employee shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control, but determined without regard to any additional payments required under this Exhibit D (a "Payment") would be subject to the excise tax imposed by Section 4999 of the 1986 Internal Revenue Code, as amended (the "Code"), or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment (a "Gross-Up Payment") to Employee in an amount such that, after payment by Employee of all income or other taxes (and any interest and penalties imposed with respect thereto) and Excise Taxes imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

II.                                         Subject to the provisions of Paragraph III of this Exhibit D, all determinations required to be made under this Exhibit D, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by Employee (the "Employee Accounting Firm") which shall provide detailed supporting calculations both to the Company and to Employee within fifteen business days of the receipt of notice from Employee chat there has been a Payment, or such earlier times as is requested by Employee. If the Employee Accounting Firm determines that no Excise Tax is payable by Employee, it shall, upon the written request of Employee, furnish Employee with a written opinion that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  The calculations prepared by the Employee Accounting Firm shall be reviewed on behalf of the Company by the Company's independent auditors (the "Company Accounting Firm") which shall provide its conclusions, together with detailed supporting calculations, both to the Company and Employee within fifteen business days after receipt of the calculations and supporting materials prepared by the Employee Accounting Firm.  In the event of a dispute between the Employee Accounting Firm and the Company Accounting firm, such firms shall, within five business days of receipt of the conclusions and supporting materials prepared by the Company Accounting Firm, jointly select a third nationally recognized certified public accounting firm (the "Third Accounting Firm") to resolve the dispute.  The Third Accounting Firm shall submit its conclusions to the Company and Employee within fifteen business days after receipt of notice of its appointment hereunder and the decision of the Third Accounting Firm shall be final, binding and conclusive upon Employee and the Company subject to any determination by the IRS.  All fees and expenses of all such accounting firms shall be borne solely by the Company.  Any Gross-Up Payment shall be paid by the Company to Employee within five business days after the earlier of acceptance by the Company of the calculations prepared by the Employee Accounting Firm or the Company's receipt of the Third Accounting Firm's determination.

III.                                       As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination of whether any Gross-Up Payment should be made hereunder, it is possible that a Gross-Up Payment will have been due but not made by the Company (an "Underpayment"), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant this Exhibit D and Employee thereafter is required to make a payment of any Excise Tax, the Employee Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

IV.                                      Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment.  Such notification shall be given as soon as practicable (but not later than ten business days after Employee is informed in writing of such claim) and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Employee shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

1.                  Give the Company any information reasonably requested by it relating to such claim;

2.                  Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and acceptable to Employee;

3.                  Cooperate with the Company in good faith in order effectively to contest such claim; and

4.                  Permit the Company to participate in any proceedings relating to such claim.

V.                                         The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with a contest of a claim under Paragraph IV of this Exhibit D and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Exhibit D, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine.  If the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, provided that if any such advance would be in violation of the Sarbanes-Oxley Act the Company shall pay, rather than advance, the amounts to the Employee .  Any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

VI.                                      If, after the receipt by Employee of an amount advanced by the Company pursuant to this Exhibit D, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of this Exhibit D) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Employee of an amount advanced by the Company pursuant to this Exhibit D, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.